Exhibit 99.1

JOSHUA HARRIS RETIRES FROM PACER INTERNATIONAL'S

BOARD OF DIRECTORS

CONCORD, Calif.--(BUSINESS WIRE)--March 14, 2006--Pacer International, Inc. (Nasdaq:PACR), the North America logistics and transportation provider, announced the retirement from the board of directors of Joshua Harris, a founding partner of Apollo Management LLP, Pacer's equity sponsor and principal shareholder from 1999 to 2004.

Don Orris, Pacer's chairman and chief executive officer, extended his appreciation to outgoing director Harris. "Josh Harris remained on the Board to facilitate a smooth transition even after the final sale of Apollo's shares in the company in November 2004. We thank him for his many years of advice and counsel that have helped position Pacer for continued growth and leadership in the intermodal and logistics markets," he said. Mr. Harris is leaving the board to devote more time to other business commitments.

About Pacer International

Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, offers a broad array of logistics and other services through its subsidiaries and divisions to facilitate the movement of freight from origin to destination. Its wholesale services include Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and cartage (local trucking) services; and its retail services include intermodal marketing, truck brokerage, trucking services, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its principal business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord CA and in Dublin OH, respectively. Web sites: www.pacer-international.com, www.pacerstack.com, and www.pacerglobal.com.

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CONTACTS:

Investors: Pacer International - Larry Yarberry, CFO, 925-887-1577 or 925-890-9245 (Cell), or lyarberry@pacerintl.com

Media: Steve Potash and Company, tel. 510-865-0800, or steve@PotashCo.com

SOURCE: Pacer International